Sub-Item 77O Rule10f-3Transactions

DREYFUS MUNICIPAL BOND OPPORTUNITY FUND

On March 24, 2009, Dreyfus Municipal Bond Opportunity Fund (the “Fund”) purchased $5,000,000 of State of California General Obligation Bonds – Rated: A-2 (Moody’s) / A (S&P) / A (Fitch) – CUSIP# 13063A4W1 (the “Bonds”). The Bonds were purchased from Merrill Lynch, a member of the underwriting syndicate offering the Bonds, from their account. Pershing LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. No other member received any economic benefit. The following is a list of the syndicate’s primary members:

Merrill Lynch & Co.
Citigroup Global Markets Inc.
E.J. De La Rosa & Co., Inc.
Alamo Capital
Backstrom McCarley Berry & Co., LLC
Banc of America Securities LLC
Barclays Capital
Blaylock Robert Van, LLC
City National Securities, Inc.
Comerica Securities
DEPFA First Albany Securities LLC
Edward D. Jones & Co.
Fidelity Capital Markets
Goldman, Sachs & Co.
Great Pacific Securities Inc.
Grigsby & Associates, Inc.
J.P. Morgan Securities Inc.
Jackson Securities, LLC
Jesup & Lamont Inc.
Loop Capital Markets
Morgan Keegan & Co., Inc.
Morgan Stanley & Co. Incorporated
Nollenberger Capital Partners Inc.
Northern Trust Securities, Inc.
Pershing L.L.C., Principal Trading
Piper Jaffray
Prager, Sealy & Co., LLC
Ramirez & Co., Inc.
Raymond James & Associates, Inc.
RBC Capital Markets
Rice Financial Products Company (formerly Apex Pryor Securities)
Siebert Brandford Shank & Co.
SL Hare Capital

Accompanying this statement are materials presented to the Board of Trustees of Dreyfus Municipal Bond Opportunity Fund, which ratified the purchase as in compliance with the Fund’s Rule 10f-3 Procedures, at the Fund’s Board meeting held on July 21, 2009.

PRE-PURCHASE APPROVAL FORM
PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE
Used for compliance with Rule 10f-3 and/or Rule 23B

1. Account/Fund Name: DREYFUS MUNICIPAL BOND OPPORTUNITY FUND
2. Anticipated Purchase Date: March 24, 2009
3. Total Net Assets of Account/Fund: $510 Million
4. Type and Description of Security to be Purchased: State of California GO
5. Credit Rating of Security (Rating/Rating Agency): A2 MOODY'S/ A S&P/ A FITCH
6. Name of Underwriting Syndicate Dealer Effecting Transaction: MERRILL LYNCH
7. Name of Affiliated Underwriter in Underwriting Syndicate: PERSHING LLC
8. Issue Size: $6,543,020,000
9. CUSIP: 13063A4W1
10. Amount Purchased by Account/Fund: $5MM
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: .00076%
12. Amount Purchased as a Percentage of Account/Fund Assets: .00978%
13. Purchase Price of Securities (if at par, so state): $104.482
14. Commission/Spread Received by Principal Underwriters: 0.5%
15. Yield (as applicable): 5.90 %
16. Average Yield of Security Purchased by Non-affiliated Entities on Date of Purchase 5.90 %
17. The Affiliated Purchase Should be Reported to the BOD of which Entities: Mellon Bank, N.A._______; MTONE_______;
    Mellon Private Trust Co. N. A. __________;Other (Describe)DREYFUS BOARD__________;

Mutual Fund Purchases Only:

1. Was Price paid for all block purchases the same for all participants? (Must be Yes): YES
2. Was Security Purchased on Offer Date? (Must be Yes): YES
3. Was Issuer in continuous operation for at least 3 years? (Must be Yes): YES
4. Was the Offering Part of firm commitment by Underwriter? (Must be Yes):YES
5. Did affiliated Underwriter benefit directly from the Purchase? (Must be No): NO
6. Was the Commission or Spread paid reasonable as compared to Transactions with non-affiliated Parties? (Must be Yes):YES

REPRESENTATIONS (Check box to make specific affirmation of all points listed below OR Trade Can Not Be Made) X

This transaction complies with all applicable provisions of the *Policy For Fiduciary Account Purchases Of Securities Underwritten By An Affiliate*?

- **This purchase will not be designated as a "group sale" or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliate entity of Mellon.**
- The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any Mellon affiliate or any other party, including, without limitation, another party to the transaction.
- The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.
- The underwriting Affiliate indicates that its share of **equity securities does not exceed 5% of the entire offering**.
- The adviser has determined that the securities purchased are in accordance with Rule 10f-3 policies and procedures in which the applicable fund is permitted to invest in its prospectus. **Rule 10f-3 permits only a 25% of purchase issue of a fixed income asset portfolio.**
- **Note: If transaction pertains to an account governed by ERISA, Exhibit E, ERISA checklist per DOL PTE 75-1 must be completed and submitted as required. Please check box if Exhibit E is required—if so, please complete and submit.**

LOB Asset Management Unit (Print) **DREYFUS INVESTMENT MANAGEMENT**
AND
LOB Portfolio Manager Name (Print) **JAMES WELCH** Signature [signature] Date 3/23/09
AND
LOB CIO/Designate Name (Print) A. P. DiSDier Signature [signature] Date 3/26/09
AND
Chief Compliance Officer Name (Print) **JOSEPH CONNOLLY** Signature [signature] Date 3/31/09